Exhibit 99.1



MATRIX                                     For more information, please contact:
BANCORP                                                           David W. Kloos
                                                         Chief Financial Officer
                                                                  (303) 595-9898




                MATRIX BANCORP ANNOUNCES SECOND QUARTER EARNINGS

August 12, 2003

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported net income of $1.4 million for the quarter ended June 30, 2003, or $0.22 per diluted share, as compared to $900 thousand, or $0.14 per diluted share for the quarter ended June 30, 2002. Net income for the six months ended June 30, 2003 totaled $3.3 million, or $0.51 per diluted share, as compared to $2.9 million, or $0.45 per diluted share, for the six months ended June 30, 2002.

Richard V. Schmitz, Chairman of the Board and Co-CEO of the Company,  commented:
"Aside from our mortgage servicing operations, the Company's core operations had a strong quarter. Matrix Capital Bank continues to maintain favorable margins in spite of the continued low interest rate environment, as well as the fact that our balance sheet is asset sensitive. The settlement and clearing business in which we have an investment, Matrix Settlement & Clearance Services, had its best quarter to date and now has assets registered for trading in excess of $20.5 billion. To support our investment in the settlement and clearing business, Matrix Capital Bank began offering trust services in the third quarter of 2002 in which it acts as custodian and trustee for many of the same settlement and clearing customers. The trust assets at Matrix Capital Bank are now in excess of $9.2 billion. Matrix Bancorp Trading (formally Matrix Capital Markets) had an impressive quarter with revenues in excess of $2.0 million.
Finally, Matrix Asset Management now has approximately 2,500 residential properties under management, which is an all-time high."

Mr. Schmitz continued, "A challenge that the Company continues to face is its unprofitable investment in mortgage serving rights, a trend which continued during the quarter ended June 30, 2003. During the quarter, the investment generated $9.7 million of revenue, which was enhanced by the recognition of approximately $4.1 million of revenue from the purchase and sale of delinquent Federal Housing Administration and Veteran's Administration loans out of the servicing portfolio. Offsetting that revenue was amortization of $10.4 million and an additional impairment of $2.4 million, for a total of $12.8 million of expenses against the revenue generated. The amortization and impairment expense is prior to the actual cost of operations associated with the servicing of the investment."

Mr. Schmitz further commented, "As we disclosed on August 1, 2003, the jury verdict against Sterling Trust in the Adderley case was affirmed in part and reversed in part. We obviously disagree strongly with the decision. Among other things, we believe the decision of the Court of Appeals in Fort Worth in respect of its interpretation of the Texas Securities Act conflicts with two other appellate court decisions in the State of Texas on the same matter. Certainly, we understand that the plaintiffs in this case were defrauded by Norman Cornelius, an individual broker unaffiliated with Sterling Trust, and that many of the plaintiffs lost most or all of their retirement savings due to Mr. Cornelius' actions. For that, we sympathize with the plaintiffs. However, with respect to the plaintiffs in this case, Sterling Trust either acted solely as custodian of their self-directed IRAs or had no business relationship. What that means is that each of these plaintiffs with whom Sterling Trust had a business relationship, or their duly appointed representative, directed Sterling Trust in writing to make the investment with Norman Cornelius that turned out to be fraudulent. In short, Sterling Trust had no choice but to make the investment. When you couple the nature of the relationship with the jury's specific finding that Sterling Trust did not know, and had no reason to know, of the fraud that was committed by Mr. Cornelius, it defies logic that Sterling Trust has any culpability or liability in this case. Accordingly, we believe at this point that Sterling Trust has no choice but to take its case to the Supreme Court of Texas."

The quarter and year to date results include operations of the wholesale mortgage origination platform at Matrix Financial Services Corporation ("Matrix Financial"). As announced on February 28, 2003, Matrix Capital Bank ("Matrix Bank") and Matrix Financial entered into definitive agreements with a third-party purchaser (the "Buyer") to sell substantially all of the assets of Matrix Financial associated with its wholesale mortgage origination platform (the "Wholesale Platform"). The sale is structured with two separate closing dates, the first of which occurred on the signing of the definitive agreements (February 28, 2003). The second closing date is scheduled for August 31, 2003. Due to the level of continuing involvement, all of the revenue and expenses related to the Wholesale Platform will be reflected in the Company's consolidated operating results until the August closing. On the second closing date, the net earnings from the Wholesale Platform will be compared against the purchase price earned from February to August and any difference, positive or negative, will be an adjustment to the purchase price and the associated gain or loss will be recorded. The purchase price includes a production premium that is calculated by multiplying 20 basis points times the original principal balance of all of the loans originated in wholesale production branches until February 2004. The production premium is "floored" at $4.9 million and "capped" at $9.1 million. For the second quarter of 2003, the Company recorded $8.0 million of net earnings from the wholesale platform. The total originations of the wholesale platform eligible for production premium were approximately $1.5 billion, or $3.0 million of production premium. Since the initial close date through June 30, 2003, the Company has recorded $8.5 million of earnings from the wholesale platform while earning approximately $3.7 million of production premium. Due to the overall profitability of the wholesale platform in relation to the production premium earned pursuant to the definitive agreement, it is likely that a loss will be recorded upon the final closing. At this time, the loss cannot be reasonably estimated.

D. Mark Spencer, president and Co-CEO of the Company, added: "As we have previously discussed, a major part of our strategic plan for the Company has been to reduce the Company's exposure to mortgage banking operations. In that vein, we have focused on two goals:

     o    Sale of the mortgage origination platform at Matrix Financial; and

     o Reducing significantly our investment in mortgage servicing rights as a percentage of overall capital.

As discussed above, in February 2003, we announced the execution of a definitive agreement to accomplish the first goal. This transaction is expected to close on August 31, 2003. Secondly, over the course of the last 12 months, we have reduced our investment in mortgage servicing rights from approximately $79.9 million to $45.6 million. To be sure, these goals have not been accomplished without short-term pain. They have been done in an interest rate environment that has never been seen before in the history of mortgage banking, resulting in unprecedented refinance activity, even when compared to levels we experienced in what appeared to be very low interest rates over the past several years. As a result, the mortgage origination business has been sold at a time when continued operations likely would have shown significant profitability, at least over the short term. The sale will likely impact our overall profitability in the third quarter of 2003, when GAAP will require us to account for the sale by comparing the purchase price paid to the revenues that we have continued to record in our statement of operations since the signing of the purchase agreement. However, we believe this sale was, and continues to be, strategically the best long-term decision for the Company."

Mr. Spencer continued, "The short term impact of the reduction in our investment in mortgage servicing rights has also been painful. As you will note from the amortization and impairment numbers discussed above, the boom in refinance activity has dramatically impacted the profitability of the mortgage servicing operations. However, we continue to believe that the proactive steps we have taken to reduce our financial exposure to mortgage banking over the last 12 months will pay off as we move forward."

The Company's assets totaled $1.7 billion on June 30, 2003 and December 31, 2002. The overall consistency is despite changes in various categories of assets and liabilities. Cash and cash equivalents increased $51.9 million to $110.7 million at June 30, 2003 as compared to $58.7 million at December 31, 2002 due to certain timing issues related to incoming and outgoing wire transfers on June 30, 2003 at Matrix Capital Bank. Securities available for sale, which consist principally of Small Business Administration pooled securities, increased $12.1 million, as compared to December 31, 2002, to $41.2 million at June 30, 2003. Mortgage servicing rights decreased $17.6 million to $45.6 million at June 30, 2003 as compared to December 31, 2002. The decrease is due to continued high levels of amortization related to continued high prepayment speeds, and an additional $2.4 million impairment recognized against the mortgage servicing rights during the quarter ended June 30, 2003. Deposits, custodial escrow balances and borrowed money remained fairly consistent in the aggregate. Federal Home Loan Bank borrowings increased $21.5 million to $407.2 million at June 30, 2003 as compared to $385.8 million at December 31, 2002 due to timing issues related to the cash items noted above.

                              Financial Highlights

Net interest income before provision for loan and valuation losses totaled $12.1 million for the quarter ended June 30, 2003 as compared to $12.3 million for the quarter ended June 30, 2002, a decrease of $200 thousand, or 1.7%. Net interest income before provision for loan and valuation losses remained consistent at $24.0 million for the six months ended June 30, 2003 and June 30, 2002. The overall consistency in net interest income for both the quarter and six months ended June 30, 2003 as compared to June 30, 2002 was achieved through an increase in interest earning assets that was offset by a decrease in our net interest margins. The Company's average interest-earning assets for the quarter ended June 30, 2003 were $1.5 billion as compared to $1.4 billion for the quarter ended June 30, 2002, and for the six months ended June 30, 2003 were $1.5 billion as compared to $1.3 billion for the six month period ended June 30, 2002. The increase in the average balance was offset, however, by a decrease in the average yield on the net interest-earning assets to 5.50% and 5.56% for the quarter and six months ended June 30, 2003 as compared to 6.75% and 6.78% for the quarter and six months ended June 30, 2002. The Company's interest-bearing liabilities remained consistent at $1.2 billion for the quarters and six months ended June 30, 2003 and 2002, however, the average yield on interest-bearing liabilities decreased to 2.63% and 2.68% for the quarter and six months ended June 30, 2003, respectively, as compared to 3.44% and 3.60% for the quarter and six months ended June 30, 2002, respectively. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the historically low interest rate environment. The impact of these factors caused the Company's net interest margin to decrease to 3.29% and 3.26% for the quarter and six months ended June 30, 2003, respectively, as compared to 3.65% and 3.56% for the quarter and six months ended June 30, 2002, respectively.

The provision for loan and valuation losses was $800 thousand for the quarter ended June 30, 2003 and $1.5 million for the six months ended June 30, 2003 as compared to $600 thousand for the quarter ended June 30, 2002 and $1.7 million for the six months ended June 30, 2002. The increase between quarters is due to additional provision for reserves recorded at Matrix Bank and Matrix Financial . The year-to-date decrease in the provision was due to charge offs and additional amounts recorded in 2002, primarily at ABS School services, that are not present in 2003.

Noninterest income was $37.1 million for the quarter ended June 30, 2003 as compared to $23.5 million for the quarter ended June 30, 2002. Noninterest income for the six months ended June 30, 2003 was $67.8 million as compared to $46.9 million for the six months ended June 30, 2002. The increases in noninterest income for both the quarter and six months ended June 30, 2003 were predominantly due to increases in loan origination and loan administration income, prompted by the low interest rate environment. The increase in other income was due to income generated at Matrix Financial associated with the recording of $2.0 million gain related to the Company's mortgage servicing hedging program that was re-initiated in the fourth quarter of 2002. To date, the Company has not attempted to qualify for hedge accounting.

Noninterest expense was $46.5 million and $85.5 million for the quarter and six months ended June 30, 2003, respectively, as compared to $34.2 million and $65.1 million for the quarter and six months ended June 30, 2002, respectively. The increase was mainly the result of increases in the amortization of mortgage servicing rights, which increased $5.2 million and $8.2 million for the quarter and six months ended June 30, 2003 as compared to comparable periods of 2002 due to an increase in the average prepayment rate on the Company's mortgage servicing rights portfolio to 39.3% and 35.5% for the quarter and six months ended June 30, 2003, respectively, as compared to 17.1% and 20.3% for the quarter and six months ended June 30, 2002, respectively. Also included in non-interest expense is a charge for impairment of mortgage servicing rights, again due to the effects of the continued low interest rate environment, in the amount of $2.4 million for the quarter and six months ended June 30, 2003, respectively, and $1.4 million and $1.2 million for the quarter and six months ended June 30, 2002, respectively.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, including failure of the Buyer to perform its obligations under the purchase agreement relating to the sale of the wholesale production platform, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in this annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)


                                                                             June 30,            December 31,
                                                                               2003                  2002
                                                                         -----------------     -----------------

                                                                           (Unaudited)

ASSETS

Cash and cash equivalents                                                $       110,650          $     58,725
Interest-earning deposits and federal funds sold                                   2,520                 3,687
Securities available for sale                                                     41,166                29,073
Loans held for sale, net                                                       1,092,590             1,107,926
Loans held for investment, net                                                   292,052               285,891
Mortgage servicing rights, net                                                    45,593                63,200
Other receivables                                                                 50,496                54,811
Federal Home Loan Bank stock, at cost                                             30,561                30,379
Foreclosed real estate                                                             5,334                 8,343
Premises and equipment, net                                                       25,102                27,705
Bank owned life insurance                                                         20,092                     ?
Other assets, net                                                                 28,514                31,857
                                                                         -----------------     -----------------

    Total assets                                                         $     1,744,670          $  1,701,597
                                                                         =================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Deposits                                                               $       951,280          $    933,957
  Custodial escrow balances                                                      155,732               151,790
  Draft payable                                                                   11,741                 7,097
  Federal Home Loan Bank borrowings                                              407,245               385,785
  Borrowed money                                                                  60,444                61,403
  Guaranteed preferred beneficial interests                                       64,500                64,500
  Other liabilities                                                               18,581                23,357
  Income taxes payable and deferred income taxes liability                         4,823                 6,772
                                                                         -----------------     -----------------

    Total liabilities                                                          1,674,346             1,634,661

Shareholders' equity:
  Preferred stock, $.0001 par value                                                   --                    --
  Common stock, $.0001 par value                                                       1                     1
  Additional paid in capital                                                      20,430                20,375
  Retained earnings                                                               49,875                46,534
  Accumulated other comprehensive income                                              18                    26
                                                                         -----------------     -----------------

    Total shareholders' equity                                                    70,324                66,936
                                                                         -----------------     -----------------

    Total liabilities and shareholders' equity                           $     1,744,670             1,701,597
                                                                         =================     =================





                                              MATRIX BANCORP, INC. AND SUBSIDIARIES
                                           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                           (Dollars in thousands, except per share data)
                                                           (Unaudited)

                                                                        Quarter Ended                        Six Months Ended
                                                                           June 30,                              June 30,
                                                                   2003               2002                 2003           2002
                                                               --------------    ---------------        ------------   ------------
Interest income:
  Loans and securities                                         $      19,914      $      22,403          $   40,232     $   44,974
  Interest-earning deposits                                              250                316                 526            559
                                                               --------------    ---------------        ------------   ------------
    Total interest income                                             20,164             22,719              40,758         45,533

Interest expense:
  Deposits                                                             3,441              5,397               7,464         11,894
  Borrowed money and guaranteed preferred beneficial interests         4,657              5,043               9,342          9,737
                                                               --------------    ---------------        ------------   ------------
    Total interest expense                                             8,098             10,440              16,806         21,631

Net interest income before provision for loan and valuation
 losses                                                               12,066             12,279              23,952         23,902
Provision for loan and valuation losses                                  842                642               1,537          1,700
                                                               --------------    ---------------        ------------   ------------
Net interest income after provision for loan and valuation
 losses                                                               11,224             11,637              22,415         22,202


Noninterest income:
  Loan administration                                                  9,667              8,266              19,057         17,005
  Brokerage                                                            2,883              1,138               5,223          2,827
  Trust services                                                       1,685              1,348               3,297          2,741
  Real estate disposition services                                     1,458              1,113               2,823          1,895
  Gain on sale of loans and securities                                    34                149                 359            149
  Gain on sale of mortgage servicing rights                               --              1,066                  --          1,066
  Loan origination                                                    16,450              8,054              29,501         16,226
  School Services                                                        650              1,379               1,266          2,820
  Other                                                                4,301                984               6,255          2,194
                                                               --------------    ---------------        ------------   ------------
    Total noninterest income                                          37,128             23,497              67,781         46,923

Noninterest expense:
  Compensation and employee benefits                                  16,505             14,950              31,810         29,612
  Amortization of mortgage servicing rights                           10,356              5,162              19,254         11,035
  Occupancy and equipment                                              1,906              1,830               3,959          3,519
  Postage and communications                                           1,092              1,148               2,344          2,287
  Professional fees                                                    1,319                597               2,616          1,309
  Data processing                                                        846                769               1,577          1,645
  Impairment on mortgage servicing rights                              2,400              1,400               2,400          1,219
  Other general and administrative                                    12,079              8,326              21,562         14,449
                                                               --------------    ---------------        ------------   ------------
    Total noninterest expense                                         46,503             34,182              85,522         65,075

Income before income taxes                                             1,849                952               4,674          4,050
Provision for income taxes                                               420                 48               1,333          1,108
                                                               --------------    ---------------        ------------   ------------
Net income                                                      $      1,429      $         904          $    3,341     $    2,942
                                                               ==============    ===============        ============   ============

Net income per share - basic                                    $       0.22      $        0.14          $     0.51     $     0.45
                                                               ==============    ===============        ============   ============
Net income per share - assuming dilution                        $       0.22      $        0.14          $     0.51     $     0.45
                                                               ==============    ===============        ============   ============




                                             MATRIX BANCORP, INC. AND SUBSIDIARIES
                                           OPERATING RATIOS AND OTHER SELECTED DATA
                                           (Dollars in thousands, except share data)
                                                         (Unaudited)

                                                                 Quarter Ended                     Six Months Ended
                                                                   June 30,                            June 30,
                                                            2003              2002             2003               2002
                                                        --------------    --------------   --------------    ---------------

Weighted average shares - basic                             6,491,483         6,453,560        6,491,131          6,470,237
Weighted average shares - assuming dilution                 6,541,899         6,601,209        6,536,258          6,591,262
Number of shares outstanding at end of period               6,496,043         6,454,244        6,496,043          6,454,244

Average Balances
Loans receivable                                         $  1,405,154     $   1,292,804     $  1,398,701      $   1,291,380
Interest-earning assets                                     1,467,356         1,345,513        1,467,378          1,342,320
Total assets                                                1,674,336         1,575,883        1,677,566          1,564,480
Interest-bearing deposits                                     777,363           738,855          793,384            757,737
FHLB and other borrowings                                     456,359           473,908          460,180            443,169
Interest-bearing liabilities                                1,233,722         1,212,763        1,253,564          1,200,906
Shareholders' equity                                           69,880            73,346           68,822             72,504

Operating Ratios & Other Selected Data (1)
  Return on average equity                                       8.18  %           4.93             9.71  %            8.12  %
                                                                                        %
  Net interest margin(2)                                         3.29  %           3.65             3.26  %            3.56  %
                                                                                        %
  Net interest margin - Matrix Bank(2)                           3.04  %           3.20             3.03  %            3.11  %
                                                                                        %
  Operating efficiency ratio(3)                                 73.48  %          81.12            72.24  %           76.30  %
                                                                                        %
  Balance of servicing portfolio                         $  4,339,401     $   5,333,136     $  4,339,401      $   5,333,136
  Wholesale mortgage loan origination volume                1,475,617           786,719        2,667,239          1,660,902
  Average prepayment rate on owned servicing
   portfolio                                                     39.3  %           17.1 %           35.5  %            20.3  %
  Book value per share (end of period)                   $      10.83     $       11.39     $      10.83      $       11.39

Loan Performance Ratios(1)
  Net charge offs/average loans                                  0.04  %           0.04             0.13  %            0.12  %
                                                                                        %
  Allowance for loan and valuation losses/total loans            0.65  %           0.72             0.65  %            0.72  %
                                                                                        %

---------------------------
(1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2) Net interest margin has been calculated by dividing net interest income before provision for loan and valuation loss by average interest-earning assets.
(3) The operating efficiency ratio has been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus noninterest income.
